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                                                                    Exhibit 10.7

[BANK OF AMERICA LOGO]
BANK OF AMERICA                                        BUSINESS LOAN AGREEMENT
NATIONAL TRUST AND SAVINGS ASSOCIATION


This Agreement dated as of July 19, 1996, is between BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION (the "Bank") and DIEDRICH COFFEE (the "Borrower").

                                    RECITALS

        WHEREAS, the Borrower contemplates an Initial Public Offering ("IPO") on or before November 1, 1996; and

        WHEREAS, the Borrower's need for, and the Bank's willingness to extend, credit shall differ before and after the IPO; and

        WHEREAS, the Borrower and the Bank desire to enter into a PRE IPO Business Loan Agreement ("PRE IPO Agreement"); and

        WHEREAS, upon receipt of the Borrower of net proceeds from an IPO in an amount not less than Fourteen Million Dollars ($14,000,000) on or before November 1, 1996, and completion of the Conditions Precedent set forth in the POST IPO Agreement (the date of completion of both being the "IPO Date") the Borrower and the Bank desire to enter into a POST IPO Business Loan Agreement ("POST IPO Agreement"); and

        WHEREAS, the Borrower understands and agrees that if the IPO does not occur: (i) the PRE IPO Agreement will expire and be due and payable on or before November 1, 1996 and (ii) the Borrower and the Bank will not enter into the POST IPO Agreement; and

        WHEREAS, prior to the IPO Date the Borrower intends to reincorporate in Delaware, change its name to and merge Diedrich Coffee into Diedrich Coffee, Inc; and

        WHEREAS, if the IPO occurs, the PRE IPO Agreement will expire and the POST IPO Agreement will become effective on the IPO Date.

        NOW, THEREFORE, the Borrower and the Bank agree to the following terms and conditions of: (i) the PRE IPO Agreement which will be in effect from the date hereof to its Expiration Date (as defined below), and (ii) the POST IPO Agreement which will be effective on the IPO Date (if it occurs), and (iii) Articles 8 and 9 herein below, which shall apply to both the PRE IPO Agreement and the POST IPO Agreement, all as hereinafter set forth.

1.      PRE IPO LINE OF CREDIT AMOUNT AND TERMS

1.1     LINE OF CREDIT AMOUNT.

(a) During the availability period described below, the Bank will provide a line of credit to the Borrower. The amount of the line of credit (the "Commitment") is Four Million One Hundred Thousand Dollars ($4,100,000).

(b) This is a revolving line of credit. During the availability period, the Borrower may repay principal amounts and reborrow them.

(c) The Borrower agrees not to permit the outstanding principal balance of the line of credit to exceed the Commitment.

1.2 AVAILABILITY PERIOD. The line of credit is available between the date of this Agreement and the earlier of the IPO Date and November 1, 1996 (the "Expiration Date") unless the Borrower is in default.

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1.3     INTEREST RATE.

(a) Unless the Borrower elects an optional interest rate as described below, the interest rate is the Bank's Reference Rate plus 0.25 percentage point.

(b) The Reference Rate is the rate of interest publicly announced from time to time by the Bank in San Francisco, California, as its Reference Rate. The Reference Rate is set by the Bank based on various factors, including the Bank's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. The Bank may price loans to its customers at, above, or below the Reference Rate. Any change in the Reference Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Bank's Reference Rate.

1.4     REPAYMENT TERMS.

(a) The Borrower will pay interest on August 1, 1996 and then monthly thereafter until payment in full of any principal outstanding under this line of credit.

(b) The Borrower will repay in full all principal and any unpaid interest or other charges outstanding under this line of credit no later than the Expiration Date.

(c) Any amount bearing interest at an optional interest rate (as described below) may be repaid at the end of the applicable interest period, which shall be no later than the Expiration Date.

1.5 OPTIONAL INTEREST RATES. Instead of the interest rate based on the Bank's Reference Rate, the Borrower may elect to have all or portions of the line of credit (during the availability period) bear interest at the rate(s) described below during an interest period agreed to by the Bank and the Borrower. Each interest rate is a rate per year. Interest will be paid on the last day of each interest period, and on the first day each month during the interest period. At the end of any interest period, the interest rate will revert to the rate based on the Reference Rate, unless the Borrower has designated another optional interest rate for the portion.

1.6 OFFSHORE RATE. The Borrower may elect to have all or portions of the principal balance of the line of credit bear interest at the Offshore Rate plus
2.25 percentage points.

Designation of an Offshore Rate portion is subject to the following requirements:

(a) The interest period during which the Offshore Rate will be in effect will be no shorter than 30 days and no longer than one year. The last day of the interest period will be determined by the Bank using the practices of the offshore dollar inter-bank market.

(b) Each Offshore Rate portion will be for an amount not less than Five Hundred Thousand Dollars ($500,000).

(c) The "Offshore Rate" means the interest rate determined by the following formula, rounded upward to the nearest 1/100 of one percent. (All amounts in the calculation will be determined by the Bank as of the first day of the interest period.)

                          Offshore Rate = Grand Cayman Rate
                                          ---------------------------
                                          (1.00 - Reserve Percentage)

        Where,

        (i) "Grand Cayman Rate" means the interest rate (rounded upward to the nearest 1/16th of one percent) at which the Bank's Grand Cayman Branch, Grand Cayman, British West Indies, would offer U.S. dollar deposits for the applicable interest period to other major banks in the offshore dollar inter-bank markets.

        (ii) "Reserve Percentage" means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency

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                Liabilities, as defined in the Federal Reserve Board Regulation
                D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

(d) The Borrower may not elect an Offshore Rate with respect to any portion of the principal balance of the line of credit which is scheduled to be repaid before the last day of the applicable interest period.

(e) Any portion of the principal balance of the line of credit already bearing interest at the Offshore Rate will not be converted to a different rate during its interest period.

(f) Each prepayment of an Offshore Rate portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid, and a prepayment fee equal to the amount (if any) by which

        (i) the additional interest which would have been payable on the amount prepaid had it not been paid until the last day of the interest period, exceeds

        (ii) the interest which would have been recoverable by the Bank by placing the amount prepaid on deposit in the offshore dollar market for a period starting on the date on which it was prepaid and ending on the last day of the interest period for such portion.

(g) The Bank will have no obligation to accept an election for an Offshore Rate portion if any of the following described events has occurred and is continuing:

        (i) Dollar deposits in the principal amount, and for periods equal to the interest period, of an Offshore Rate portion are not available in the offshore dollar inter-bank markets; or

        (ii) the Offshore Rate does not accurately reflect the cost of an Offshore Rate portion.

1.7 LIBOR RATE. The Borrower may elect to have all or portions of the principal balance bear interest at the LIBOR Rate plus 2.25 percentage points.

Designation of a LIBOR Rate portion is subject to the following requirements:

(a) The interest period during which the LIBOR Rate will be in effect will one, two, three, four, five, six, seven, eight, nine, ten, eleven, or twelve months. The first day of the interest period must be a day other than a Saturday or a Sunday on which the Bank is open for business in California, New York and London and dealing in offshore dollars (a "LIBOR Banking Day"). The last day of the interest period and the actual number of days during the interest period will be determined by the Bank using the practices of the London inter-bank market.

(b) Each LIBOR Rate portion will be for an amount not less than Five Hundred Thousand Dollars ($500,000).

(c) The "LIBOR Rate" means the interest rate determined by the following formula, rounded upward to the nearest 1/100 of one percent. (All amounts in the calculation will be determined by the Bank as of the first day of the interest period.)

                   LIBOR Rate = London Inter-Bank Offered Rate
                                ------------------------------
                                (1.00 - Reserve Percentage)

        Where,

        (i) "London Inter-Bank Offered Rate" means the interest rate at which the Bank's London Branch, London, Great Britain, would offer U.S. dollar deposits for the applicable interest period to other major banks in the London inter-bank market at approximately 11:00 a.m. London time two (2) London Banking Days before the commencement of the interest period. A "London Banking

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                Day" is a day on which the Bank's London Branch is open for business and dealing in offshore dollars.

        (ii) "Reserve Percentage" means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

(d) The Borrower shall irrevocably request a LIBOR Rate portion no later than 12:00 noon San Francisco time on the LIBOR Banking Day preceding the day on which the London Inter-Bank Offered Rate will be set, as specified above.

(e) The Borrower may not elect a LIBOR Rate with respect to any principal amount which is scheduled to be repaid before the last day of the applicable interest period.

(f) Any portion of the principal balance already bearing interest at the LIBOR Rate will not be converted to a different rate during its interest period.

(g) Each prepayment of a LIBOR Rate portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid and a prepayment fee as described below. A "prepayment" is a payment of an amount on a date earlier than the scheduled payment date for such amount as required by this Agreement. The prepayment fee shall be equal to the amount (if any) by which:

        (i) the additional interest which would have been payable during the interest period on the amount prepaid had it not been prepaid, exceeds

        (ii) the interest which would have been recoverable by the Bank by placing the amount prepaid on deposit in the domestic certificate of deposit market, the eurodollar deposit market, or other appropriate money market selected by the Bank, for a period starting on the date on which it was prepaid and ending on the last day of the interest period for such portion (or the scheduled payment date for the amount prepaid, if earlier).

(h) The Bank will have no obligation to accept an election for a LIBOR Rate portion if any of the following described events has occurred and is continuing:

        (i) Dollar deposits in the principal amount, and for periods equal to the interest period, of a LIBOR Rate portion are not available in the London inter-bank market; or

(ii) the LIBOR Rate does not accurately reflect the cost of a LIBOR Rate portion.

2.      PRE IPO FEES AND EXPENSES

2.1 LOAN FEE. The Borrower agrees to pay a Twelve Thousand Five Hundred Dollar ($12,500) fee due upon the execution of this Agreement.

2.2     EXPENSES.

(a) The Borrower agrees to immediately repay the Bank for expenses that include, but are not limited to, filing, recording and search fees, appraisal fees, title report fees and documentation fees.

(b) The Borrower agrees to reimburse the Bank for any expenses it incurs in the preparation of this Agreement and any agreement or instrument required by this Agreement. Expenses include, but are not limited to, reasonable attorneys' fees, including any allocated costs of the Bank's in-house counsel.

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(c)     The Borrower agrees to reimburse the Bank for the cost of periodic audits and appraisals of the personal property collateral securing this Agreement, at such intervals as the Bank may reasonably require. The audits and appraisals may be performed by employees of the Bank or by independent appraisers.

3.      PRE IPO COLLATERAL

3.1 PERSONAL PROPERTY. The Borrower's obligations to the Bank under this Agreement will be secured by personal property the Borrower now owns or will own in the future as listed below. The collateral is further defined in security agreement(s) executed by the Borrower. In addition, all personal property collateral securing this Agreement shall also secure all other present and future obligations of the Borrower to the Bank (excluding any consumer credit covered by the federal Truth in Lending law, unless the Borrower has otherwise agreed in writing). All personal property collateral securing any other present or future obligations of the Borrower to the Bank shall also secure this Agreement.

(a)     Machinery, equipment, and fixtures.

(b)     Inventory.

(c)     Receivables.

(d)     Patents, trademarks and other general intangibles.

4.      PRE IPO DISBURSEMENTS, PAYMENTS AND COSTS

4.1 REQUESTS FOR CREDIT. Each request for an extension of credit will be made in writing in a manner acceptable to the Bank, or by another means acceptable to the Bank.

4.2 DISBURSEMENTS AND PAYMENTS. Each disbursement by the Bank and each payment by the Borrower will be:

(a) made at the Bank's branch (or other location) selected by the Bank from time to time;

(b) made for the account of the Bank's branch selected by the Bank from time to time;

(c) made in immediately available funds, or such other type of funds selected by the Bank;

(d) evidenced by records kept by the Bank. In addition, the Bank may, at its discretion, require the Borrower to sign one or more promissory notes.

4.3     TELEPHONE AUTHORIZATION.

(a) The Bank may honor telephone instructions for advances or repayments or for the designation of optional interest rates given by any one of the individuals authorized to sign loan agreements on behalf of the Borrower, or any other individual designated by any one of such authorized signers.

(b) Advances will be deposited in and repayments will be withdrawn from the Borrower's account number 14587-25960, or such other of the Borrower's accounts with the Bank as designated in writing by the Borrower.

(c) The Borrower indemnifies and excuses the Bank (including its officers, employees, and agents) from all liability, loss, and costs in connection with any act resulting from telephone instructions it reasonably believes are made by any individual authorized by the Borrower to give such instructions. This indemnity and excuse will survive this Agreement.

4.4     DIRECT DEBIT (PRE-BILLING).

(a) The Borrower agrees that the Bank will debit the Borrower's deposit account number 14587-25960, or such other of the Borrower's accounts with the Bank as designated in writing by the Borrower (the "Designated Account") on the date each payment of principal and interest and any fees from the

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        Borrower becomes due (the "Due Date"). If the Due Date is not a banking day, the Designated Account will be debited on the next banking day.

(b) Approximately 10 days prior to each Due Date, the Bank will mail to the Borrower a statement of the amounts that will be due on that Due Date (the "Billed Amount"). The calculation will be made on the assumption that no new extensions of credit or payments will be made between the date of the billing statement and the Due Date, and that there will be no changes in the applicable interest rate.

(c) The Bank will debit the Designated Account for the Billed Amount, regardless of the actual amount due on that date (the "Accrued Amount").

        If the Billed Amount debited to the Designated Account differs from the Accrued Amount, the discrepancy will be treated as follows:

        (i) If the Billed Amount is less than the Accrued Amount, the Billed Amount for the following Due Date will be increased by the amount of the discrepancy. The Borrower will not be in default by reason of any such discrepancy.

        (ii) If the Billed Amount is more than the Accrued Amount, the Billed Amount for the following Due Date will be decreased by the amount of the discrepancy.

        Regardless of any such discrepancy, interest will continue to accrue based on the actual amount of principal outstanding without compounding. The Bank will not pay the Borrower interest on any overpayment.

(d) The Borrower will maintain sufficient funds in the Designated Account to cover each debit. If there are insufficient funds in the Designated Account on the date the Bank enters any debit authorized by this Agreement, the debit will be reversed.

4.5 BANKING DAYS. Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday or a Sunday on which the Bank is open for business in California. For amounts bearing interest at an offshore rate (if any), a banking day is a day other than a Saturday or a Sunday on which the Bank is open for business in California and dealing in offshore dollars. All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day. All payments received on a day which is not a banking day will be applied to the credit on the next banking day.

4.6 TAXES. The Borrower will not deduct any taxes from any payments it makes to the Bank. If any government authority imposes any taxes on any payments made by the Borrower, the Borrower will pay the taxes and will also pay to the Bank, at the time interest is paid, any additional amount which the Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such taxes had not been imposed. Upon request by the Bank, the Borrower will confirm that it has paid the taxes by giving the Bank official tax receipts (or notarized copies) within 30 days after the due date. However, the Borrower will not pay the Bank's net income taxes.

4.7 ADDITIONAL COSTS. The Borrower will pay the Bank, on demand, for the Bank's costs or losses arising from any statute or regulation, or any request or requirement of a regulatory agency which is applicable to all national banks or a class of all national banks. The costs and losses will be allocated to the loan in a manner determined by the Bank, using any reasonable method. The costs include the following:

(a)     any reserve or deposit requirements; and

(b) any capital requirements relating to the Bank's assets and commitments for credit.

4.8 INTEREST CALCULATION. Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used.

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4.9     INTEREST ON LATE PAYMENTS. At the Bank's sole option in each instance, any amount not paid when due under this Agreement (including interest) shall bear interest from the due date at the Bank's Reference Rate plus 2.25 percentage points. This may result in compounding of interest.

4.10 DEFAULT RATE. Upon the occurrence and during the continuation of any default under this Agreement, advances under this Agreement will at the option of the Bank bear interest at a rate per annum which is 2.00 percentage point(s) higher than the rate of interest otherwise provided under this Agreement. This will not constitute a waiver of any default.

5.      PRE IPO CONDITIONS

The Bank must receive the following items, in form and content acceptable to the Bank, before it is required to extend any credit to the Borrower under this
Agreement:

5.1 AUTHORIZATIONS. Evidence that the execution, delivery and performance by the Borrower (and any guarantor) of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

5.2 SECURITY AGREEMENTS. Signed original security agreements, assignments, financing statements and fixture filings (together with collateral in which the Bank requires a possessory security interest), which the Bank requires.

5.3 EVIDENCE OF PRIORITY. Evidence that security interests and liens in favor of the Bank are valid, enforceable, and prior to all others' rights and interests, except those the Bank consents to in writing.

5.4 INSURANCE. Evidence of insurance coverage, as required in the "Covenants" section of this Agreement.

5.5 SUBORDINATION AGREEMENTS. Subordination agreement in favor of the Bank signed by Redwood Enterprises VII, L.P., a California limited partnership (such subordinated debt being the "Subordinated Debt").

5.6 FINANCIAL STATEMENTS. The Borrower's draft annual financial statements for the fiscal year ended January 31, 1996; accompanied by a letter of assurance from BDO Seidman, LLP, confirming that the only open item(s) are the completion of footnotes in accordance with Securities Exchange Commission standards.

5.7     OTHER ITEMS.  Any other items that the Bank reasonably requires.

6.      PRE IPO REPRESENTATIONS AND WARRANTIES

When the Borrower signs this Agreement, and until the Bank is repaid in full, the Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewed representation.

6.1 ORGANIZATION OF BORROWER. The Borrower is a corporation duly formed and existing under the laws of the state where organized.

6.2 AUTHORIZATION. This Agreement, and any instrument or agreement required hereunder, are within the Borrower's powers, have been duly authorized, and do not conflict with any of its organizational papers.

6.3 ENFORCEABLE AGREEMENT. This Agreement is a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable.

6.4 GOOD STANDING. In each state in which the Borrower does business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes.

6.5 NO CONFLICTS. This Agreement does not conflict with any law, agreement, or obligation by which the Borrower is bound.

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6.6     FINANCIAL INFORMATION.  All financial and other information that has been or will be supplied to the Bank, including the Borrower's financial statement dated as of May 1, 1996, is:

(a) sufficiently complete to give the Bank accurate knowledge of the Borrower's (and any guarantor's) financial condition.

(b)     in form and content required by the Bank.

(c)     in compliance with all government regulations that apply.

Since the date of the financial statement specified above, there has been no material adverse change in the assets or the financial condition of the Borrower (or any guarantor).

6.7 LAWSUITS. There is no lawsuit, tax claim or other dispute pending or threatened against the Borrower, which, if lost, would impair the Borrower's financial condition or ability to repay the loan, except as have been disclosed in writing to the Bank.

6.8 COLLATERAL. All collateral required in this Agreement is owned by the grantor of the security interest free of any title defects or any liens or interests of others, except as disclosed by the Borrower to the Bank in writing.

6.9 PERMITS, FRANCHISES. The Borrower possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights and fictitious name rights necessary to enable it to conduct the business in which it is now engaged.

6.10 OTHER OBLIGATIONS. The Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

6.11 INCOME TAX RETURNS. The Borrower has no knowledge of any pending assessments or adjustments of its income tax for any year.

6.12 NO EVENT OF DEFAULT. There is no event which is, or with notice or lapse of time or both would be, a default under this Agreement.

6.13 LOCATION OF BORROWER. The Borrower's place of business (or, if the Borrower has more than one place of business, its chief executive office) is located at the address listed under the Borrower's signature on this Agreement.

7.      PRE IPO COVENANTS

The Borrower agrees, so long as credit is available under this Agreement and until the Bank is repaid in full:

7.1 USE OF PROCEEDS. To use the proceeds of the credit only for facilitating leasehold improvement construction for the remodelling of acquired stores, for building out of new sites, and for general corporate purposes.

7.2 FINANCIAL INFORMATION. To provide the following financial information and statements and such additional information as requested by the Bank from time to time:

(a) Within 120 days of the Borrower's fiscal year end, the Borrower's annual financial statements. These financial statements must be audited (with an unqualified opinion) by a Certified Public Accountant ("CPA") acceptable to the Bank.

(b) Within 30 days of the period's end, beginning with the period ending May 31, 1996, the Borrower's monthly financial statements together with detailed profit and loss statements by store location. These financial statements may be Borrower prepared.

(c) Within 30 days of the period's end, beginning with the period ending on or about July 31, 1996, the Borrower's monthly compliance certificate.

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(d)     Within 120 days of the Borrower's fiscal year end, the Borrower's annually updated projections in monthly detail for the upcoming 2 fiscal years.

(e) Promptly upon Bank's request but in no event not later than the filing date of the Borrower's S1 registration statement, (i) the Borrower's S1 registration statement and (ii) the Borrower's annual financial statements for the fiscal year ended January 31, 1996. These financial statements must be audited (with an unqualified opinion) by a CPA acceptable to the Bank.

(f) Within 120 days of the period's end, the Borrower's annual compliance certificate.

7.3 PROFITABILITY. To maintain a positive net income before interest, taxes, other income and extraordinary items for each quarterly accounting period.

7.4 OTHER DEBTS. Not to have outstanding or incur any direct or contingent debts or lease obligations (other than those to the Bank), or become liable for the debts of others without the Bank's written consent. This does not prohibit:

(a)     Acquiring goods, supplies, or merchandise on normal trade credit.

(b) Endorsing negotiable instruments received in the usual course of business.

(c)     Obtaining surety bonds in the usual course of business.

(d) Debts and leases in existence on the date of this Agreement disclosed in writing to the Bank.

(e) Additional debts and lease obligations for the acquisition of fixed or capital assets, to the extent permitted elsewhere in this Agreement.

7.5 OTHER LIENS. Not to create, assume, or allow any security interest or lien (including judicial liens) on property the Borrower now or later owns, except:

(a)     Deeds of trust and security agreements in favor of the Bank.

(b)     Liens for taxes not yet due.

(c) Liens outstanding on the date of this Agreement disclosed in writing to the Bank.

7.6 CAPITAL EXPENDITURES. Not to spend and/or incur obligations (including the total amount of any capital leases) for more than the sum of One Million One Hundred Thousand Dollars ($1,100,000) plus any amounts of additional Subordinated Debt advanced to the Borrower provided such advance is made to the Borrower before such obligation is spent or incurred, from the date of this Agreement through the date the Borrower receives the net proceeds of the IPO, to acquire fixed or capital assets.

7.7     LEASES.  Without the Bank's written consent:

(a) Not permit the aggregate additional commitments for real property leases to exceed 7 sites from the date of this Agreement through the date the Borrower receives the net proceeds of the IPO;

(b) Not commit to the aggregate additional annual real property lease payments for real property leases permitted in subparagraph 7.7(a) above from the date of this Agreement through the date the Borrower receives the net proceeds of the IPO in excess of Four Hundred Thousand Dollars ($400,000);

(c) Not permit the aggregate additional contractual or the Borrower's reasonable estimated lease cancellation costs for real property leases permitted in subparagraph 7.7(a) above to exceed Five Hundred Thousand Dollars ($500,000) including the lease obligations permitted in subparagraph 7.7(b) above and also including any legal costs related thereto.

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
7.8 DIVIDENDS. Not to declare or pay any dividends on any of its shares except dividends payable in capital stock of the Borrower, and not to purchase, redeem or otherwise acquire for value any of its shares, or create any sinking fund in relation thereto.

7.9     NOTICES TO BANK.  To promptly notify the Bank in writing of:

(a) any lawsuit over One Hundred Thousand Dollars ($100,000) against the Borrower (or any guarantor).

(b) any substantial dispute between the Borrower (or any guarantor) and any government authority.

(c)     any failure to comply with this Agreement.

(d) any material adverse change in the Borrower's (or any guarantor's) financial condition or operations.

(e) any change in the Borrower's name, legal structure, place of business, or chief executive office if the Borrower has more than one place of business.

7.10    BOOKS AND RECORDS.  To maintain adequate books and records.

7.11 AUDITS. To allow the Bank and its agents to inspect the Borrower's properties and examine, audit and make copies of books and records at any reasonable time. If any of the Borrower's properties, books or records are in the possession of a third party, the Borrower authorizes that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank's requests for information concerning such properties, books and records.

7.12 COMPLIANCE WITH LAWS. To comply with the laws (including any fictitious name statute), regulations, and orders of any government body with authority over the Borrower's business.

7.13 PRESERVATION OF RIGHTS. To maintain and preserve all rights, privileges, and franchises the Borrower now has.

7.14 MAINTENANCE OF PROPERTIES. To make any repairs, renewals, or replacements to keep the Borrower's properties in good working condition.

7.15 PERFECTION OF LIENS. To help the Bank perfect and protect its security interests and liens, and reimburse it for related costs it incurs to protect its security interests and liens.

7.16 COOPERATION. To take any action requested by the Bank to carry out the intent of this Agreement.

7.17    INSURANCE.

(a) INSURANCE COVERING COLLATERAL. To maintain all risk property damage insurance policies covering the tangible property comprising the collateral. Each insurance policy must be in an amount acceptable to the Bank. The insurance must be issued by an insurance company acceptable to the Bank and must include a lender's loss payable endorsement in favor of the Bank in a form acceptable to the Bank.

(b) GENERAL BUSINESS INSURANCE. To maintain insurance satisfactory to the Bank as to amount, nature and carrier covering property damage (including loss of use and occupancy) to any of the Borrower's properties, public liability insurance including coverage for contractual liability, product liability and workers' compensation, and any other insurance which is usual for the Borrower's business.

(c) EVIDENCE OF INSURANCE. Upon the request of the Bank, to deliver to the Bank a copy of each insurance policy, or, if permitted by the Bank, a certificate of insurance listing all insurance in force.

7.18 ADDITIONAL NEGATIVE COVENANTS. Not to, without the Bank's written consent:

(a) engage in any business activities substantially different from the Borrower's present business.

(b)     liquidate or dissolve the Borrower's business.

(c) enter into any consolidation, merger, pool, joint venture, syndicate, or other combination.

(d) lease, or dispose of all or a substantial part of the Borrower's business or the Borrower's assets except in the ordinary course of the Borrower's business.

(e)     acquire or purchase a business or its assets.

(f) sell or otherwise dispose of any assets for less than fair market value, or enter into any sale and leaseback agreement covering any of its fixed or capital assets.


                               POST IPO AGREEMENT


This Agreement dated as of the IPO Date, is between BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION (the "Bank") and DIEDRICH COFFEE, INC. (successor by merger to Diedrich Coffee) (the "Borrower").

1.      POST IPO LINE OF CREDIT AMOUNT AND TERMS

1.1     LINE OF CREDIT AMOUNT.

(a) During the availability period described below, the Bank will provide a line of credit to the Borrower. The amount of the line of credit (the "Commitment") is equal to the amounts set forth below corresponding to net proceeds received by the Borrower from the IPO:


                         Net IPO Proceeds                Commitment
                         ----------------                ----------
              $14,000,000 but less than $15,000,000      $6,000,000
              $15,000,000 but less than $16,000,000      $7,000,000
              $16,000,000 but less than $18,000,000      $8,000,000
                       $18,000,000 or more              $10,000,000

(b) This is a revolving line of credit with a within line facility for letters of credit. During the availability period, the Borrower may repay principal amounts and reborrow them; provided, however, that no extension of credit may be outstanding under this line of credit in excess of 90 days from the date such extension of credit is made.

(c) The Borrower agrees not to permit the outstanding principal balance of the line of credit plus the outstanding amounts of any letters of credit, including amounts drawn on letters of credit and not yet reimbursed, to exceed the Commitment.

1.2 AVAILABILITY PERIOD. The line of credit is available between the IPO Date and October 1, 1997 (the "Expiration Date") unless the Borrower is in default.

1.3     INTEREST RATE.

(a) Unless the Borrower elects an optional interest rate as described below, the interest rate is the Bank's Reference Rate.

(b) The Reference Rate is the rate of interest publicly announced from time to time by the Bank in San Francisco, California, as its Reference Rate. The Reference Rate is set by the Bank based on various factors, including the Bank's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. The Bank may price loans to its customers at, above, or below the Reference Rate. Any change in the Reference Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Bank's Reference Rate.

1.4     REPAYMENT TERMS.

(a) The Borrower will pay interest on the first day of the month after the IPO Date, and then monthly thereafter until payment in full of any principal outstanding under this line of credit.

(b) The Borrower will repay in full all principal and any unpaid interest or other charges outstanding under this line of credit no later than the Expiration Date.

(c) Any amount bearing interest at an optional interest rate (as described below) may be repaid at the end of the applicable interest period, which shall be no later than the Expiration Date.

1.5 OPTIONAL INTEREST RATES. Instead of the interest rate based on the Bank's Reference Rate, the Borrower may elect to have all or portions of the line of credit (during the availability period) bear interest at the rate(s) described below during an interest period agreed to by the Bank and the Borrower. Each interest rate is a rate per year. Interest will be paid on the last day of each interest period, and on the first day each month during the interest period. At the end of any interest period, the interest rate will revert to the rate based on the Reference Rate, unless the Borrower has designated another optional interest rate for the portion.

1.6 OFFSHORE RATE. The Borrower may elect to have all or portions of the principal balance of the line of credit bear interest at the Offshore Rate plus
1.75 percentage points.

Designation of an Offshore Rate portion is subject to the following requirements:

(a) The interest period during which the Offshore Rate will be in effect will be no shorter than 30 days and no longer than one year. The last day of the interest period will be determined by the Bank using the practices of the offshore dollar inter-bank market.

(b) Each Offshore Rate portion will be for an amount not less than Five Hundred Thousand Dollars ($500,000).

(c) The "Offshore Rate" means the interest rate determined by the following formula, rounded upward to the nearest 1/100 of one percent. (All amounts in the calculation will be determined by the Bank as of the first day of the interest period.)

                        Offshore Rate = Grand Cayman Rate
                                        ---------------------------
                                        (1.00 - Reserve Percentage)

        Where,

        (i) "Grand Cayman Rate" means the interest rate (rounded upward to the nearest 1/16th of one percent) at which the Bank's Grand Cayman Branch, Grand Cayman, British West Indies, would offer U.S. dollar deposits for the applicable interest period to other major banks in the offshore dollar inter-bank markets.

        (ii) "Reserve Percentage" means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in the Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

(d) The Borrower may not elect an Offshore Rate with respect to any portion of the principal balance of the line of credit which is scheduled to be repaid before the last day of the applicable interest period.

(e) Any portion of the principal balance of the line of credit already bearing interest at the Offshore Rate will not be converted to a different rate during its interest period.

(f) Each prepayment of an Offshore Rate portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid, and a prepayment fee equal to the amount (if any) by which

        (i) the additional interest which would have been payable on the amount prepaid had it not been paid until the last day of the interest period, exceeds

        (ii) the interest which would have been recoverable by the Bank by placing the amount prepaid on deposit in the offshore dollar market for a period starting on the date on which it was prepaid and ending on the last day of the interest period for such portion.

(g) The Bank will have no obligation to accept an election for an Offshore Rate portion if any of the following described events has occurred and is continuing:

        (i) Dollar deposits in the principal amount, and for periods equal to the interest period, of an Offshore Rate portion are not available in the offshore dollar inter-bank markets; or

        (ii) the Offshore Rate does not accurately reflect the cost of an Offshore Rate portion.

1.7 LIBOR RATE. The Borrower may elect to have all or portions of the principal balance bear interest at the LIBOR Rate plus 1.75 percentage points.

Designation of a LIBOR Rate portion is subject to the following requirements:

(a) The interest period during which the LIBOR Rate will be in effect will one, two, three, four, five, six, seven, eight, nine, ten, eleven, or twelve months. The first day of the interest period must be a day other than a Saturday or a Sunday on which the Bank is open for business in California, New York and London and dealing in offshore dollars (a "LIBOR Banking Day"). The last day of the interest period and the actual number of days during the interest period will be determined by the Bank using the practices of the London inter-bank market.

(b) Each LIBOR Rate portion will be for an amount not less than Five Hundred Thousand Dollars ($500,000).

(c) The "LIBOR Rate" means the interest rate determined by the following formula, rounded upward to the nearest 1/100 of one percent. (All amounts in the calculation will be determined by the Bank as of the first day of the interest period.)

                   LIBOR Rate = London Inter-Bank Offered Rate
                                ------------------------------
                                (1.00 - Reserve Percentage)

        Where,

        (i) "London Inter-Bank Offered Rate" means the interest rate at which the Bank's London Branch, London, Great Britain, would offer U.S. dollar deposits for the applicable interest period to other major banks in the London inter-bank market at approximately 11:00 a.m. London time two (2) London Banking Days before the commencement of the interest period. A "London Banking Day" is a day on which the Bank's London Branch is open for business and dealing in offshore dollars.

        (ii) "Reserve Percentage" means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

(d) The Borrower shall irrevocably request a LIBOR Rate portion no later than 12:00 noon San Francisco time on the LIBOR Banking Day preceding the day on which the London Inter-Bank Offered Rate will be set, as specified above.

(e) The Borrower may not elect a LIBOR Rate with respect to any principal amount which is scheduled to be repaid before the last day of the applicable interest period.

(f) Any portion of the principal balance already bearing interest at the LIBOR Rate will not be converted to a different rate during its interest period.

(g) Each prepayment of a LIBOR Rate portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid and a prepayment fee as described below. A "prepayment" is a payment of an amount on a date earlier than the scheduled payment date for such amount as required by this Agreement. The prepayment fee shall be equal to the amount (if any) by which:

        (i) the additional interest which would have been payable during the interest period on the amount prepaid had it not been prepaid, exceeds

        (ii) the interest which would have been recoverable by the Bank by placing the amount prepaid on deposit in the domestic certificate of deposit market, the eurodollar deposit market, or other appropriate money market selected by the Bank, for a period starting on the date on which it was prepaid and ending on the last day of the interest period for such portion (or the scheduled payment date for the amount prepaid, if earlier).

(h) The Bank will have no obligation to accept an election for a LIBOR Rate portion if any of the following described events has occurred and is continuing:

        (i) Dollar deposits in the principal amount, and for periods equal to the interest period, of a LIBOR Rate portion are not available in the London inter-bank market; or

(ii) the LIBOR Rate does not accurately reflect the cost of a LIBOR Rate portion.

1.8     LETTERS OF CREDIT.  This line of credit may be used for financing:

        (i) commercial letters of credit with a maximum maturity of 180 days but not to extend more than 90 days beyond the Expiration Date. Each commercial letter of credit will require drafts payable at sight.

        (ii) The amount of letters of credit outstanding at any one time, (including amounts drawn on letters of credit and not yet reimbursed), may not exceed Two Million Dollars ($2,000,000).

The Borrower agrees:

(a) any sum drawn under a letter of credit may, at the option of the Bank, be added to the principal amount outstanding under this Agreement. The amount will bear interest and be due as described elsewhere in this Agreement.

(b) if there is a default under this Agreement, to immediately prepay and make the Bank whole for any outstanding letters of credit.

(c) the issuance of any letter of credit and any amendment to a letter of credit is subject to the Bank's written approval and must be in form and content satisfactory to the Bank and in favor of a beneficiary acceptable to the Bank.

(d) to sign the Bank's form Application and Agreement for Commercial Letter of Credit.

(e) to pay any issuance and/or other fees that the Bank notifies the Borrower will be charged for issuing and processing letters of credit for the Borrower.

(f) to allow the Bank to automatically charge its checking account for applicable fees, discounts, and other charges.

2.      POST IPO FEES AND EXPENSES

2.1     FEES.

(a) LOAN FEE. The Borrower agrees to pay a fee equal to 0.125% of the Commitment due on the IPO Date.

(b) UNUSED COMMITMENT FEE. The Borrower agrees to pay a fee on any difference between the Commitment and the amount of credit it actually uses, determined by the weighted average loan balance (excluding the amounts of any outstanding letters of credit) maintained during the specified period. The fee will be calculated at 0.125% per year. This fee is due on the last day of each calendar quarter and on the Expiration Date.

2.2     EXPENSES.

(a) The Borrower agrees to immediately repay the Bank for expenses that include, but are not limited to, filing, recording and search fees, appraisal fees, title report fees and documentation fees.

(b) The Borrower agrees to reimburse the Bank for any expenses it incurs in the preparation of this Agreement and any agreement or instrument required by this Agreement. Expenses include, but are not limited to, reasonable attorneys' fees, including any allocated costs of the Bank's in-house counsel.

3.      POST IPO COLLATERAL

3.1 RELEASE OF PRE IPO AGREEMENT COLLATERAL. On the IPO Date the Bank shall release to the Borrower all collateral securing the PRE IPO Agreement.

4.      POST IPO DISBURSEMENTS, PAYMENTS AND COSTS

4.1 REQUESTS FOR CREDIT. Each request for an extension of credit will be made in writing in a manner acceptable to the Bank, or by another means acceptable to the Bank.

4.2 DISBURSEMENTS AND PAYMENTS. Each disbursement by the Bank and each payment by the Borrower will be:

(a) made at the Bank's branch (or other location) selected by the Bank from time to time;

(b) made for the account of the Bank's branch selected by the Bank from time to time;

(c) made in immediately available funds, or such other type of funds selected by the Bank;

(d) evidenced by records kept by the Bank. In addition, the Bank may, at its discretion, require the Borrower to sign one or more promissory notes.

4.3     TELEPHONE AUTHORIZATION.

(a) The Bank may honor telephone instructions for advances or repayments or for the designation of optional interest rates given by any one of the individuals authorized to sign loan agreements on behalf of the Borrower, or any other individual designated by any one of such authorized signers.

(b) Advances will be deposited in and repayments will be withdrawn from the Borrower's account number 14587-25960, or such other of the Borrower's accounts with the Bank as designated in writing by the Borrower.

(c) The Borrower indemnifies and excuses the Bank (including its officers, employees, and agents) from all liability, loss, and costs in connection with any act resulting from telephone instructions it reasonably believes are made by any individual authorized by the Borrower to give such instructions. This indemnity and excuse will survive this Agreement.

4.4     DIRECT DEBIT (PRE-BILLING).

(a) The Borrower agrees that the Bank will debit the Borrower's deposit account number 14587-25960, or such other of the Borrower's accounts with the Bank as designated in writing by the Borrower (the "Designated Account") on the date each payment of principal and interest and any fees from the Borrower becomes due (the "Due Date"). If the Due Date is not a banking day, the Designated Account will be debited on the next banking day.

(b) Approximately 10 days prior to each Due Date, the Bank will mail to the Borrower a statement of the amounts that will be due on that Due Date (the "Billed Amount"). The calculation will be made on the assumption that no new extensions of credit or payments will be made between the date of the billing statement and the Due Date, and that there will be no changes in the applicable interest rate.

(c) The Bank will debit the Designated Account for the Billed Amount, regardless of the actual amount due on that date (the "Accrued Amount").

        If the Billed Amount debited to the Designated Account differs from the Accrued Amount, the discrepancy will be treated as follows:

        (i) If the Billed Amount is less than the Accrued Amount, the Billed Amount for the following Due Date will be increased by the amount of the discrepancy. The Borrower will not be in default by reason of any such discrepancy.

        (ii) If the Billed Amount is more than the Accrued Amount, the Billed Amount for the following Due Date will be decreased by the amount of the discrepancy.

        Regardless of any such discrepancy, interest will continue to accrue based on the actual amount of principal outstanding without compounding. The Bank will not pay the Borrower interest on any overpayment.

(d) The Borrower will maintain sufficient funds in the Designated Account to cover each debit. If there are insufficient funds in the Designated Account on the date the Bank enters any debit authorized by this Agreement, the debit will be reversed.

4.5 BANKING DAYS. Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday or a Sunday on which the Bank is open for business in California. For amounts bearing interest at an offshore rate (if any), a banking day is a day other than a Saturday or a Sunday on which the Bank is open for business in California and dealing in offshore dollars. All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day. All payments received on a day which is not a banking day will be applied to the credit on the next banking day.

4.6 TAXES. The Borrower will not deduct any taxes from any payments it makes to the Bank. If any government authority imposes any taxes on any payments made by the Borrower, the Borrower will pay the taxes and will also pay to the Bank, at the time interest is paid, any additional amount which the Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such taxes had not been imposed. Upon request by the Bank, the Borrower will confirm that it has paid the taxes by giving the Bank official tax receipts (or notarized copies) within 30 days after the due date. However, the Borrower will not pay the Bank's net income taxes.

4.7 ADDITIONAL COSTS. The Borrower will pay the Bank, on demand, for the Bank's costs or losses arising from any statute or regulation, or any request or requirement of a regulatory agency which is applicable to all national banks or a class of all national banks. The costs and losses will be allocated to the loan in a manner determined by the Bank, using any reasonable method. The costs include the following:

(a)     any reserve or deposit requirements; and

(b) any capital requirements relating to the Bank's assets and commitments for credit.

4.8 INTEREST CALCULATION. Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used.

4.9 INTEREST ON LATE PAYMENTS. At the Bank's sole option in each instance, any amount not paid when due under this Agreement (including interest) shall bear interest from the due date at the Bank's Reference Rate plus 2.00 percentage points. This may result in compounding of interest.

4.10 DEFAULT RATE. Upon the occurrence and during the continuation of any default under this Agreement, advances under this Agreement will at the option of the Bank bear interest at a rate per annum which is 2.00 percentage point(s) higher than the rate of interest otherwise provided under this Agreement. This will not constitute a waiver of any default.

5.      POST IPO CONDITIONS

The Bank must receive the following items, in form and content acceptable to the Bank, before it is required to extend any credit to the Borrower under this
Agreement:

5.1 AUTHORIZATIONS. Evidence that the execution, delivery and performance by the Borrower (and any guarantor) of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

5.2 EVIDENCE OF IPO. Receipt by the Borrower of net proceeds of the IPO in an amount not less than Fourteen Million Dollars ($14,000,000).

5.3 PRE IPO AGREEMENT. Payment in full of all of the Borrower's obligations to the Bank under the PRE IPO Agreement.

5.4 SUBORDINATED DEBT. Repayment in full of the Subordinated Debt (as defined in the PRE IPO Agreement).

5.5 EVIDENCE OF REINCORPORATION. Evidence of the Borrower's reincorporation, name change and merger of Diedrich Coffee into Diedrich Coffee, Inc. and assumption by Diedrich Coffee, Inc. of all obligations of Diedrich Coffee.

5.6     OTHER ITEMS.  Any other items that the Bank reasonably requires.

6.      POST IPO REPRESENTATIONS AND WARRANTIES

When the Borrower signs this Agreement, and until the Bank is repaid in full, the Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewed representation.

6.1 ORGANIZATION OF BORROWER. The Borrower is a corporation duly formed and existing under the laws of the state where organized.

6.2 AUTHORIZATION. This Agreement, and any instrument or agreement required hereunder, are within the Borrower's powers, have been duly authorized, and do not conflict with any of its organizational papers.

6.3 ENFORCEABLE AGREEMENT. This Agreement is a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable.

6.4 GOOD STANDING. In each state in which the Borrower does business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes.

6.5 NO CONFLICTS. This Agreement does not conflict with any law, agreement, or obligation by which the Borrower is bound.

6.6 FINANCIAL INFORMATION. All financial and other information that has been or will be supplied to the Bank, including the Borrower's financial statement dated as of May 31, 1996, is:

(a) sufficiently complete to give the Bank accurate knowledge of the Borrower's (and any guarantor's) financial condition.

(b)     in form and content required by the Bank.

(c)     in compliance with all government regulations that apply.

Since the date of the financial statement specified above, there has been no material adverse change in the assets or the financial condition of the Borrower (or any guarantor).

6.7 LAWSUITS. There is no lawsuit, tax claim or other dispute pending or threatened against the Borrower, which, if lost, would impair the Borrower's financial condition or ability to repay the loan, except as have been disclosed in writing to the Bank.

6.8 PERMITS, FRANCHISES. The Borrower possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights and fictitious name rights necessary to enable it to conduct the business in which it is now engaged.

6.9 OTHER OBLIGATIONS. The Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

6.10 INCOME TAX RETURNS. The Borrower has no knowledge of any pending assessments or adjustments of its income tax for any year.

6.11 NO EVENT OF DEFAULT. There is no event which is, or with notice or lapse of time or both would be, a default under this Agreement.

6.12 LOCATION OF BORROWER. The Borrower's place of business (or, if the Borrower has more than one place of business, its chief executive office) is located at the address listed under the Borrower's signature on this Agreement.

7.      POST IPO COVENANTS

The Borrower agrees, so long as credit is available under this Agreement and until the Bank is repaid in full:

7.1 USE OF PROCEEDS. To use the proceeds of the credit only to bridge working capital shortfalls resulting from timing differences of investments and for the issuance of import commercial letters of credit.

7.2 FINANCIAL INFORMATION. To provide the following financial information and statements and such additional information as requested by the Bank from time to time:

(a) Within 120 days of the Borrower's fiscal year end, the Borrower's annual financial statements. These financial statements must be audited (with an unqualified opinion) by a Certified Public Accountant ("CPA") acceptable to the Bank.

(b) Copies of the Borrower's Form 10-K Annual Report within 15 days after the date of filing with the Securities and Exchange Commission ("SEC").

(c) Copies of the Borrower's Form 10-Q Quarterly Report within 15 days after the date of filing with the Securities and Exchange Commission, together with detailed profit and loss statements by store location.

(d) Within 15 days of the period's end, the Borrower's quarterly compliance certificate.

(e) Within 120 days of the period's end, the Borrower's annual compliance certificate.

(f) Within 120 days of the Borrower's fiscal year end, the Borrower's annually updated projections in monthly detail for the upcoming 2 fiscal years.

7.3 LIQUIDITY. To maintain unencumbered liquid assets equal to at least 120% of, or certificates of deposit with the Bank equal to at least 100% of the principal amount outstanding plus the outstanding amounts of all letters of credit, including amounts drawn on letters of credit and not yet reimbursed, under this Agreement.

"Liquid assets" means the following assets of the Borrower:

(a)     cash and certificates of deposit;

(b)     U.S. treasury bills and other obligations of the federal government;

(c) readily marketable securities (including commercial paper, but excluding restricted stock and stock subject to the provisions of Rule 144 of the
        SEC).

So long as there exists a principal amount outstanding, or an outstanding letter of credit or an amount drawn on a letter of credit and not yet reimbursed, under this Agreement, within 20 days of each month end, the Borrower shall provide to the Bank copies of statements from depository insitutions or brokerage firms, or other evidence acceptable to the Bank of the Borrower's liquid assets.

If more than 25% of the value of the Borrower's liquid assets is represented by margin stock, the Borrower will provide the Bank a Form U-1 Purpose Statement, and the Bank and the Borrower will comply with the restrictions imposed by Regulation U of the Federal Reserve, which may require a reduction in the amount of credit provided to the Borrower.

7.4 PROFITABILITY. To maintain net income before interest, taxes, other income and extraordinary items equal to the amounts for each quarterly accounting period specified below:


                              Period                          Amount
                              ------                          ------
                    1997 Fourth Fiscal Quarter               $250,000
                  1998 First Fiscal Quarter and              $750,000
                    1998 Second Fiscal Quarter
                  1998 Third Fiscal Quarter and             $1,000,000
                 each quarterly accounting period
                            thereafter

7.5 OTHER DEBTS. Not to have outstanding or incur any direct or contingent debts or lease obligations (other than those to the Bank), or become liable for the debts of others without the Bank's written consent. This does not prohibit:

(a)     Acquiring goods, supplies, or merchandise on normal trade credit.

(b) Endorsing negotiable instruments received in the usual course of business.

(c)     Obtaining surety bonds in the usual course of business.

(d) Debts and lines of credit and leases in existence on the date of this Agreement disclosed in writing to the Bank.

(e) Additional purchase money debts and additional operating leases which do not exceed a total principal amount of Five Hundred Thousand Dollars ($500,000) outstanding in any single fiscal year.

(f) Additional debts and lease obligations for the acquisition of fixed or capital assets, to the extent permitted elsewhere in this Agreement.

7.6 OTHER LIENS. Not to create, assume, or allow any security interest or lien (including judicial liens) on property the Borrower now or later owns, except:

(a)     Deeds of trust and security agreements in favor of the Bank.

(b)     Liens for taxes not yet due.

(c) Liens outstanding on the date of this Agreement disclosed in writing to the Bank.

(d) Additional purchase money security interests in personal property acquired after the date of this Agreement if the total principal amount of debts secured by such liens does not exceed Five Hundred Thousand Dollars ($500,000) in any single fiscal year.

7.7 CAPITAL EXPENDITURES. Not to spend or incur obligations (by commitments or otherwise) (including the total amount of any capital leases) of more than Twelve Million Dollars ($12,000,000) plus new cash equity raised in excess of Fifteen Million Dollars ($15,000,000), to acquire fixed or capital assets.

7.8 LEASES. Not to, without the Bank's prior written consent, permit additional commitments for real property leases in excess of 15 sites for each quarterly accounting period; provided, however, that the total commitments for real property leases shall not exceed 30 sites prior to the Expiration Date.

7.9 DIVIDENDS. Not to declare or pay any dividends on any of its shares except dividends payable in capital stock of the Borrower, and not to purchase, redeem or otherwise acquire for value any of its shares, or create any sinking fund in relation thereto.

7.10    NOTICES TO BANK.  To promptly notify the Bank in writing of:

(a) any lawsuit over One Hundred Thousand Dollars ($100,000) against the Borrower (or any guarantor).

(b) any substantial dispute between the Borrower (or any guarantor) and any government authority.

(c)     any failure to comply with this Agreement.

(d) any material adverse change in the Borrower's (or any guarantor's) financial condition or operations.

(e) any change in the Borrower's name, legal structure, place of business, or chief executive office if the Borrower has more than one place of business.

7.11    BOOKS AND RECORDS.  To maintain adequate books and records.

7.12 AUDITS. To allow the Bank and its agents to inspect the Borrower's properties and examine, audit and make copies of books and records at any reasonable time. If any of the Borrower's properties, books or records are in the possession of a third party, the Borrower authorizes that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank's requests for information concerning such properties, books and records.

7.13 COMPLIANCE WITH LAWS. To comply with the laws (including any fictitious name statute), regulations, and orders of any government body with authority over the Borrower's business.

7.14 PRESERVATION OF RIGHTS. To maintain and preserve all rights, privileges, and franchises the Borrower now has.

7.15 MAINTENANCE OF PROPERTIES. To make any repairs, renewals, or replacements to keep the Borrower's properties in good working condition.

7.16 COOPERATION. To take any action requested by the Bank to carry out the intent of this Agreement.

7.17 GENERAL BUSINESS INSURANCE. To maintain insurance as is usual for the business it is in.

7.18 ADDITIONAL NEGATIVE COVENANTS. Not to, without the Bank's written consent:

(a) engage in any business activities substantially different from the Borrower's present business.

(b)     liquidate or dissolve the Borrower's business.

(c) enter into any consolidation, merger, pool, joint venture, syndicate, or other combination.

(d) lease, or dispose of all or a substantial part of the Borrower's business or the Borrower's assets except in the ordinary course of the Borrower's business.

(e)     acquire or purchase a business or its assets.

(f) sell or otherwise dispose of any assets for less than fair market value, or enter into any sale and leaseback agreement covering any of its fixed or capital assets.

8.      DEFAULT UNDER PRE IPO AGREEMENT AND POST IPO AGREEMENT

If any of the following events occur, the Bank may do one or more of the following: declare the Borrower in default, stop making any additional credit available to the Borrower, and require the Borrower to repay its entire debt immediately and without prior notice. If an event of default occurs under the paragraph entitled "Bankruptcy," below, with respect to the Borrower, then the entire debt outstanding under this Agreement will automatically be due immediately.

8.1 FAILURE TO PAY. The Borrower fails to make a payment under this Agreement when due.

8.2 LIEN PRIORITY. The Bank fails to have an enforceable first lien (except for any prior liens to which the Bank has consented in writing) on or security interest in any property given as security for this loan.

8.3 FALSE INFORMATION. The Borrower has given the Bank false or misleading information or representations.

8.4 BANKRUPTCY. The Borrower (or any guarantor) files a bankruptcy petition, a bankruptcy petition is filed against the Borrower (or any guarantor), or the Borrower (or any guarantor) makes a general assignment for the benefit of creditors.

8.5 RECEIVERS. A receiver or similar official is appointed for the Borrower's (or any guarantor's) business, or the business is terminated.

8.6 JUDGMENTS. Any judgments or arbitration awards are entered against the Borrower (or any guarantor), or the Borrower (or any guarantor) enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount of One Hundred Thousand Dollars ($100,000) or more in excess of any insurance coverage.

8.7 GOVERNMENT ACTION. Any government authority takes action that the Bank believes materially adversely affects the Borrower's (or any guarantor's) financial condition or ability to repay.

8.8 MATERIAL ADVERSE CHANGE. A material adverse change occurs in the Borrower's (or any guarantor's) financial condition, properties or prospects, or ability to repay the loan.

8.9 CROSS-DEFAULT. Any default occurs under any agreement in connection with any credit the Borrower (or any guarantor) has obtained from anyone else or which the Borrower (or any guarantor) has guaranteed.

8.10 DEFAULT UNDER RELATED DOCUMENTS. Any subordination agreement, security agreement, or other document required by this Agreement is violated or no longer in effect.

8.11 OTHER BANK AGREEMENTS. The Borrower (or any guarantor) fails to meet the conditions of, or fails to perform any obligation under any other agreement the Borrower (or any guarantor) has with the Bank or any affiliate of the Bank.

8.12 OTHER BREACH UNDER AGREEMENT. The Borrower fails to meet the conditions of, or fails to perform any obligation under, any term of this Agreement not specifically referred to in this Article.

9.      ENFORCING THIS AGREEMENT; MISCELLANEOUS UNDER PRE IPO OR POST IPO
        AGREEMENT

9.1 GAAP. Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied.

9.2     CALIFORNIA LAW.  This Agreement is governed by California law.

9.3 SUCCESSORS AND ASSIGNS. This Agreement is binding on the Borrower's and the Bank's successors and assignees. The Borrower agrees that it may not assign this Agreement without the Bank's prior consent. The Bank may sell participations in or assign this loan, and may exchange financial information about the Borrower with actual or potential participants or assignees; provided that such actual or potential participants or assignees shall agree to treat all financial information exchanged as confidential. If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrower.

9.4     ARBITRATION.

(a) This paragraph concerns the resolution of any controversies or claims between the Borrower and the Bank, including but not limited to those that arise from:

        (i) This Agreement (including any renewals, extensions or modifications of this Agreement);

        (ii) Any document, agreement or procedure related to or delivered in connection with this Agreement;

        (iii)   Any violation of this Agreement; or

        (iv) Any claims for damages resulting from any business conducted between the Borrower and the Bank, including claims for injury to persons, property or business interests (torts).

(b) At the request of the Borrower or the Bank, any such controversies or claims will be settled by arbitration in accordance with the United States Arbitration Act. The United States Arbitration Act will apply even though this Agreement provides that it is governed by California law.

(c) Arbitration proceedings will be administered by the American Arbitration Association and will be subject to its commercial rules of arbitration.

(d) For purposes of the application of the statute of limitations, the filing of an arbitration pursuant to this paragraph is the equivalent of the filing of a lawsuit, and any claim or controversy which may be arbitrated under this paragraph is subject to any applicable statute of limitations. The arbitrators will have the authority to decide whether any such claim or controversy is barred by the statute of limitations and, if so, to dismiss the arbitration on that basis.

(e) If there is a dispute as to whether an issue is arbitrable, the arbitrators will have the authority to resolve any such dispute.

(f) The decision that results from an arbitration proceeding may be submitted to any authorized court of law to be confirmed and enforced.

(g) The procedure described above will not apply if the controversy or claim, at the time of the proposed submission to arbitration, arises from or relates to an obligation to the Bank secured by real property located in California. In this case, both the Borrower and the Bank must consent to submission of the claim or controversy to arbitration. If both parties do not consent to arbitration, the controversy or claim will be settled as follows:

        (i) The Borrower and the Bank will designate a referee (or a panel of referees) selected under the auspices of the American Arbitration Association in the same manner as arbitrators are selected in Association-sponsored proceedings;

        (ii) The designated referee (or the panel of referees) will be appointed by a court as provided in California Code of Civil Procedure Section 638 and the following related sections;

        (iii) The referee (or the presiding referee of the panel) will be an active attorney or a retired judge; and

        (iv) The award that results from the decision of the referee (or the panel) will be entered as a judgment in the court that appointed the referee, in accordance with the provisions of California Code of Civil Procedure Sections 644 and 645.

(h)     This provision does not limit the right of the Borrower or the Bank to:

        (i)     exercise self-help remedies such as setoff;

        (ii) foreclose against or sell any real or personal property collateral; or

        (iii) act in a court of law, before, during or after the arbitration proceeding to obtain:

                (A)     an interim remedy; and/or

                (B)     additional or supplementary remedies.

(i) The pursuit of or a successful action for interim, additional or supplementary remedies, or the filing of a court action, does not constitute a waiver of the right of the Borrower or the Bank, including the suing party, to submit the controversy or claim to arbitration if the other party contests the lawsuit. However, if the controversy or claim arises from or relates to an obligation to the Bank which is secured by real property located in California at the time of the proposed submission to arbitration, this right is limited according to the provision above requiring the consent of both the Borrower and the Bank to seek resolution through arbitration.

(j) If the Bank forecloses against any real property securing this Agreement, the Bank has the option to exercise the power of sale under the deed of trust or mortgage, or to proceed by judicial foreclosure.

9.5 SEVERABILITY; WAIVERS. If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after default. If the Bank waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.

9.6 ADMINISTRATION COSTS. The Borrower shall pay the Bank for all reasonable costs incurred by the Bank in connection with administering this Agreement.

9.7 ATTORNEYS' FEES. The Borrower shall reimburse the Bank for any reasonable costs and attorneys' fees incurred by the Bank in connection with the enforcement or preservation of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement, and including any amendment, waiver, "workout" or restructuring under this Agreement. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys' fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator. As used in this paragraph, "attorneys' fees" includes the allocated costs of in-house counsel.

9.8 ONE AGREEMENT. This Agreement and any related security or other agreements required by this Agreement, collectively:

(a) represent the sum of the understandings and agreements between the Bank and the Borrower concerning this credit; and

(b) replace any prior oral or written agreements between the Bank and the Borrower concerning this credit; and

(c) are intended by the Bank and the Borrower as the final, complete and exclusive statement of the terms agreed to by them.

In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.

9.9 NOTICES. All notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, to the addresses on the signature page of this Agreement, or to such other addresses as the Bank and the Borrower may specify from time to time in writing.

9.10 HEADINGS. Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.


This Agreement is executed as of the date stated at the top of the first page.


[BANK OF AMERICA LOGO]
BANK OF AMERICA
NATIONAL TRUST AND SAVINGS ASSOCIATION    DIEDRICH COFFEE




X                                         X
   -----------------------------------      ---------------------------------
BY:       JULIE WEIS                      BY:
TITLE:    VICE PRESIDENT                  TITLE:


                                          X
                                            ---------------------------------
                                          BY:
                                          TITLE:



ADDRESS WHERE NOTICES TO THE BANK         ADDRESS WHERE NOTICES TO THE BORROWER
ARE TO BE SENT:                           ARE TO BE SENT:

3233 Park Center Drive, 2nd Floor         2144 Michelson Drive
Costa Mesa, CA  92626                     Irvine, CA  92715